                                                                  Exhibit 11
                    SPORTMART, INC. AND SUBSIDIARY
                   COMPUTATION OF EARNINGS PER SHARE
   For The Fiscal Years Ended February 2, 1997, January 28, 1996 and January 29, 1995
             (Amounts in thousands except per share data)
                              (Unaudited)

                                                                  February 2,    January 28,    January 29,
                                                                    1997(1)         1996(1)        1995(1)
                                                                  (53 Weeks)      (52 Weeks)    (52 Weeks)
Financial statement computations:

(Loss) income from continuing operations before income taxes       $(42,776)      $ (7,125)      $ 15,721
Income tax (benefit) provision                                      (16,269)        (3,004)        6,211
(Loss) income from continuing operations                            (26,507)        (4,121)        9,510
Loss from discontinued operations                                       (90)        (2,324)         (575)
(Loss) income before extraordinary item                             (26,597)        (6,445)       (8,935)
Loss from extraordinary item                                           (462)           -             -
  Net (loss) income                                                $(27,059)      $ (6,445)      $ 8,935

Net (loss) income per share:

Shares used in primary (loss) earnings per share computation:
     Weighted average shares outstanding                             12,826         12,772        10,911
     Net additional shares assuming options exercised and
            proceeds used to purchase treasury shares                   -              -             -

     Common and common equivalent shares                             12,826         12,772        10,911

Primary (loss) earnings per share from continuing operations       $  (2.06)      $   (.32)     $    .87
Primary loss per share from discontinued operations                    (.01)          (.18)         (.05)
Primary (loss) earnings per share before extraordinary item           (2.07)          (.50)         (.82)
Primary loss per share from extraordinary item                         (.04)           -             -
Primary (loss) earnings per share                                  $  (2.11)      $   (.50)     $    .82

Shares used in fully diluted (loss) earnings per share computation:
     Weighted average shares outstanding                             12,826         12,772        10,911
     Net additional shares assuming options exercised and
          proceeds used to purchase treasury shares                     -              -             216

     Common and common equivalent shares                             12,826         12,772        11,127

Fully diluted (loss) earnings per share from continuing operations $ (2.06)       $   (.32)     $    .85
Fully diluted loss per share from discontinued operations             (.01)           (.18)         (.05)
Fully diluted (loss) earnings per share before extraordinary item    (2.07)           (.50)         (.80)
Fully diluted loss per share from extraordinary item                  (.04)             -            -
Fully diluted  (loss) earnings per share                           $ (2.11)       $   (.50)     $    .80

 (1)   Common stock equivalents were antidilutive in fiscal 1996, fiscal
       1995 and fiscal 1994.
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